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                                                                   EXHIBIT 10.50

                          MAGELLAN INTERNATIONAL, INC.


April 7, 1997

Hughes Electronics Corporation
7200 Hughes Terrace
Bldg. C01
Los Angeles, CA 90080-0028

Attention:  Charles H. Noski, Vice Chairman
            and Chief Financial Officer

Mr. Kenneth N. Heintz
c/o Hughes Electronics Corporation
7200 Hughes Terrace
Bldg. C01
Los Angeles, CA 90080-0028

RE:   TERMS OF ASSIGNMENT OF KENNETH N. HEINTZ ("EXECUTIVE") TO PANAMSAT
      CORPORATION

Gentlemen:

     This letter will confirm the agreements among Magellan International, Inc. (to be known as PanAmSat Corporation) ("PanAmSat"), Hughes Electronics Corporation ("Hughes") and the Executive concerning the Executive's employment by Hughes and his assignment to PanAmSat. Pursuant to an agreement (the "Reorganization Agreement") dated September 20, 1996 among Hughes Communications, Inc. and certain of its affiliates ("HCI"), PanAmSat and a corporation named PanAmSat Corporation which is to be renamed PanAmSat International Systems, Inc. ("OldPAS"), the parties will engage in a business combination (the "Transaction") which will result in the acquisition by PanAmSat of all the issued and outstanding stock of OldPAS and certain assets of HCI comprising the Galaxy Business, as defined in the Reorganization Agreement. It is the desire of the parties that the Executive serve PanAmSat as its Executive Vice President and Chief Financial Officer, and it is the intention of the parties that the Executive shall ultimately be employed by PanAmSat in such capacity. For an interim period of time, it is in the interests of the parties that the Executive continue to be employed by Hughes and assigned on a full-time basis to PanAmSat as provided below. Accordingly, it is agreed as follows:

     1. EMPLOYMENT OF EXECUTIVE BY HUGHES AND ASSIGNMENT TO PANAMSAT. Hughes agrees to assign to PanAmSat, and PanAmSat agrees to accept from Hughes, the full-time services of the Executive who will hold the office and title of Executive Vice President and Chief Financial Officer of PanAmSat. During the term of this Agreement, Executive shall
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April 7, 1997                                                             Page 2

continue to be an employee of Hughes, shall be maintained on the payroll of Hughes and, except as provided herein, shall be maintained on the benefits programs of Hughes, shall be under the sole direction and control of PanAmSat and shall report directly to the President and Chief Executive Officer. Executive accepts the assignment to PanAmSat, will devote all of his business time and energy to the duties of the office of Executive Vice President and Chief Financial Officer other than transition matters for HE as agreed to from time to time by the Chief Executive Officer of PanAmSat, and will be located in the offices of PanAmSat at Greenwich, Connecticut.

     2. TERM. This Agreement shall commence on the closing of the Transaction and shall continue for a period not to exceed one year (the "Term"). At any time during the Term, the Executive may elect by written notice to Hughes and PanAmSat to terminate this assignment and to be employed by PanAmSat directly, which notice shall be effective on the first day of the next succeeding pay period. If the assignment of Executive is in effect upon the expiration of the Term, subject to Section 5, the Executive shall be transferred to the employ of PanAmSat as provided below and this Agreement shall terminate and expire. The assignment of Executive to PanAmSat hereunder and any subsequent employment of Executive by PanAmSat shall be terminable by either party for any reason or no reason.

     3. BASE COMPENSATION AND BENEFITS. PanAmSat shall pay to Hughes monthly during the Term an amount equal to the following:

       a. The sum of $23,222, representing one-twelfth of an annual base salary of $280,000 (as same may be adjusted upwards by the Compensation Committee of PanAmSat's Board of Directors at such time as the salaries of other executive officers of PanAmSat are adjusted);

       b. An amount equal to the lesser of (i) Hughes' monthly cost of providing medical and health insurance, life/disability insurance and other welfare benefits ("Welfare Benefits") to Executive or (ii) the amount which PanAmSat would have paid if Executive had elected to receive all Welfare Benefits for which he would have been eligible had he been a direct employee of PanAmSat;

       c. The amount which Hughes pays into any retirement plan for the benefit of the Executive as a match against Executive's contribution, not to exceed 4% of Executive's compensation. Following Executive's direct employment by PanAmSat, Executive will participate in PanAmSat's 401(k) plan; and

       d. All direct expenses paid by Hughes in respect of Executive's employment, such as the employer's contribution for FICA.

     Additionally, PanAmSat will reimburse Hughes for all costs paid by Hughes in connection with the relocation of Executive to Connecticut consistent with PanAmSat's relocation policy, a copy of which is attached to this letter as Exhibit A (the "Relocation
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April 7, 1997                                                             Page 3

Policy"), subject to a limit of $100,000. All expenses of Executive in excess of $100,000 under the Relocation Policy as administered by PanAmSat shall be paid by Hughes.

Executive's business travel and entertainment expenses incurred in the service of PanAmSat will be paid or reimbursed directly to Executive upon presentation of expense reports in accordance with PanAmSat's business expense policies.

     4.  BONUS COMPENSATION; STOCK OPTIONS; RESIDUAL HUGHES' PLANS.

     4.1  PanAmSat Plans.  In addition to the sums payable to Hughes under
Section 3 above, PanAmSat shall make a payment to Hughes for the account of the Executive equal to the amount which would have been paid to Executive if he had been employed by PanAmSat under PanAmSat's annual incentive plan ("AIP") applicable to executive officers of PanAmSat for the calendar year 1997, which payment will be made at the same time as PanAmSat pays bonuses to its executive officers for 1997. It is anticipated that the target bonus for Executive under the AIP for 1997 would be $160,000. Hughes will pay any bonus paid to it by PanAmSat to the Executive. If Executive becomes an employee of PanAmSat during 1998, he will be eligible to participate in the AIP for the entire calendar year as if he had been an employee from January 1, 1998. Additionally, PanAmSat shall make an initial award as of the closing of the Transaction of stock options to Executive directly, as an independent contractor, for 25,000 shares of PanAmSat common stock which shall be exercisable at the price and upon the same terms and conditions as shall be applicable to options granted to other senior executives of PanAmSat as of the closing of the Transaction. Notwithstanding the foregoing, all stock options so granted to Executive shall terminate in the event Executive ceases to serve as Executive Vice President and Chief Financial Officer of PanAmSat.

     4.2 Hughes Plans. The parties acknowledge that Executive has residual benefits under the following Hughes plans which relate to his employment by Hughes prior to the closing of the Transaction:

       a.  Stock options for the purchase of GMH stock;

       b. Payments under the long term achievement plan ("LTAP") of Hughes which will be made in 1998, 1999 and 2000 in respect of awards made in 1995, 1996 and 1997 (prior to the closing of the Transaction).

The benefits described in clauses a. and b. of this Section 4.2 shall survive the execution of this Agreement and Executive's employment with PanAmSat, but shall terminate in accordance with the plans in the event Executive ceases to be employed by Hughes or any of its affiliates or PanAmSat. Other than the awards and incentives referred to in this Section and other than the compensation referred to in Section 3 of this Agreement, Hughes will not grant further compensation, bonuses, incentives or awards to Executive following the closing of the Transaction or with respect to any period during the Term of this Agreement or Executive's subsequent employment by PanAmSat.
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April 7, 1997                                                            Page 4

     5. EMPLOYMENT OF EXECUTIVE BY PANAMSAT. Unless Executive or PanAmSat has given 30 days' written notice to the other that employment with PanAmSat will not commence upon the expiration of the Term, then upon the expiration of the Term, executive shall become an employee of PanAmSat and shall be paid a salary at an annual rate equal to the annual rate in effect under Section 3a. Additionally, Executive shall be eligible for participation in all plans and benefits maintained by PanAmSat for its executive officers including, but not necessarily limited to the AIP, stock option plan, deferred compensation plan, 401(k) retirement plan and Welfare Benefits.

     6.  MISCELLANEOUS.

     6.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

     6.2 This Agreement constitutes the entire agreement of the parties concerning its subject matter and all prior agreements and understandings, whether oral or in writing, are merged herein and superseded hereby. This Agreement shall be binding upon and enure to the benefit of the parties and their permitted successors and assigns and may be amended only by a written instrument signed by the parties.

     6.3 This Agreement is personal to the parties and may not be assigned or delegated without the express written consent of the parties.

     6.4 This Agreement may be signed in counterparts all of which when taken together shall constitute one Agreement.

     6.5 If any provision of this Agreement is determined to be illegal or unenforceable, such provision shall not affect the legality or enforceability of the remaining provisions, it being the intention of the parties that each provision is severable from each other provision.

     If the foregoing terms and conditions re acceptable, please sign a copy of this letter where indicated and return it to the undersigned whereupon this letter shall be a binding agreement between us.

                                               Very truly yours,

                                               MAGELLAN INTERNATIONAL,
                                               INC.


                                               By /s/ Charles H. Noski
                                                  --------------------

Accepted and agreed to this April 18, 1997



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April 7, 1997                                                             Page 5

HUGHES ELECTRONICS CORPORATION


By  /s/ Robert G. Parke
    ----------------------------------------

Agreed to and accepted this April 9, 1997


Kenneth N. Heintz
-----------------------------------------
Kenneth N. Heintz